Exhibit 99.1

SunEdison Appoints Pancho Perez As EVP And COO
BELMONT, Calif., April 22, 2015 /PRNewswire/ -- SunEdison, Inc. (NYSE: SUNE), the world's largest renewable energy development company, today announced that Pancho Perez has been appointed to the newly created role of Executive Vice President and Chief Operating Officer. Mr. Perez’s appointment extends his role as COO for TerraForm Power to leadership in the same role across the SunEdison platform. Mr. Perez has previously served as President of SunEdison Europe, Middle East, and Latin America.

“With Pancho’s successful history at SunEdison and Terraform, he is the ideal choice to lead operations for our development and asset management platform, including EPC, supply chain, services and asset management,” said Ahmad Chatila, President and Chief Executive Officer at SunEdison. “Our massive opportunity for growth during the transformation of the power sector requires a focus on scaling our systems and processes. We are structuring SunEdison for sustained, rapid growth.”

“I am excited to extend my role at SunEdison to work with Ahmad and our team to rapidly expand our development and asset management capabilities around the world,” said Pancho Perez, Executive Vice President and Chief Operating Officer at SunEdison. “We are now the largest renewable development company in the world and see tremendous opportunity for growth as solar and wind resources become the preferred new generation resources globally.”
Before joining SunEdison in 2008, Mr. Perez developed extensive experience in managing international operations from Universal Pictures’ International Entertainment, where he rose through the company as Financial Director in Italy and Brazil, Vice President and Financial Director for Europe and finally Financial Director for the entire company. Mr. Perez is a graduate in International Business and has completed an MBA at the Universidad Pontificia de Comillas.
About SunEdison
SunEdison is the world's largest renewable energy development company and is transforming the way energy is generated, distributed, and owned around the globe. The company manufactures solar technology and develops, finances, installs, owns and operates wind and solar power plants, delivering predictably priced electricity to its residential, commercial, government and utility customers. SunEdison is one of the world's largest renewable energy asset managers and provides asset management, operations and maintenance, monitoring and reporting services for its renewable energy customers around the world. Corporate headquarters are in the United States, with additional offices around the world. SunEdison's common stock is listed on the New York Stock Exchange under the symbol "SUNE." To learn more visit www.sunedison.com.

Press: Tory Patterson, Grayling for SunEdison, SunEdison@grayling.com, +1 (619) 269-9518; Investors/Analysts: R. Phelps Morris, SunEdison, pmorris@SunEdison.com, +1 (314) 770-7325